Exhibit 99.2

[IESI-BFC Letterhead]

Bill Chyfetz

Direct No.: (416) 401-7724

Email: bill.chyfetz@bficanada.com

January 8, 2009

PRIVATE & CONFIDENTIAL

Waste Services, Inc

1122 International Boulevard, Suite 601
Burlington, Ontario
L7L 6Z8

Dear Sirs:

We refer to that certain Agreement and Plan of Merger, dated as of November 11, 2009, by and among you, us and IESI-BFC Merger Sub, Inc. (the “Merger Agreement”).  We hereby irrevocably and in all respects waive our right to provide increased consideration to your stockholders in cash pursuant to Section 6.3.5 of the Merger Agreement.  Our rights and obligations under the Merger Agreement (including our right to provide increased consideration to your stockholders in shares of our common stock pursuant to Section 6.3.5 of the Merger Agreement) remain otherwise in full force and effect.

Yours Truly,

IESI-BFC LTD.

/s/ Bill Chyfetz

Bill Chyfetz
Vice President & General Counsel

BC/lv

135 Queens Plate Drive, Suite 300  •  Toronto, Ontario  •  M9W 6V1  •  Phone 416-741-5221  •  Fax 416-741-4565

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